Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, April 24, 2007	Rich Sheffer (952) 887-3753

DEBRA WILFONG TO JOIN DONALDSON COMPANY AS

VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER

MINNEAPOLIS, MN – April 24, 2007 – Donaldson Company, Inc. (NYSE:DCI) announced today that Debra L. Wilfong will join the Company as Vice President and Chief Technology Officer, effective May 1, 2007. Deb is currently Director, Research and Development for the Global Automotive Organization at 3M (NYSE:MMM). In that role, she is responsible for leading new product commercialization and next generation technology development for the automotive market.

Deb, 52, assumes the leadership of Donaldson’s global R&D technology functions from Charles J. McMurray. Charlie, 53, will be focusing on his role as Senior Vice President, Industrial Products and South Africa.

“Deb brings a wealth of technology development experience to Donaldson,” said Bill Cook, Donaldson’s Chairman, President and CEO. “Our strategic goal is to be the technology leader in all of the global filtration markets we serve. Deb’s expertise and leadership will enable us to build upon our current technology foundation as we further enhance our support to our Customers.”

Deb joined 3M in 1985 and over the past two decades has held a number of Engineering and Technology development leadership positions interfacing with various 3M business units and manufacturing functions. Deb also has an extensive educational background including an MBA from the Carlson School, University of Minnesota, both an M.S. and Ph.D. in Macromolecular Science from Case Western Reserve University, and a B.S. in Polymer Engineering from Case Western Reserve.

About Donaldson Company

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 Index, and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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